Exhibit (99.21)

ISSN 1718-8369

V o l u me 5, n u m b e r 1 1	M a y 1 3 , 2 0 1 1
AS AT FEBRUARY 28, 2011

Highlights for February 2011

❑            Budgetary revenue in February amounts to $5.8 billion, up $581 million compared to last year. Own-source revenue amounts to $4.5 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $4.7 billion, up $334 million compared to last year.

❑            Debt service amounts to $570 million, up $71 million compared to February 2010.

❑            A surplus of $507 million was posted in February 2011.

❑            Taking the $102 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $405 million.

On the basis of the cumulative results as at February 28, 2011, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $2.4 billion. As forecast in the 2011-2012 Budget of last March 17, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.2 billion. This deficit includes a $300-million contingency allowance.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February			April to February			Budget 2011-2012
	2010	[1]	2011	2009-2010	[1]	2010-2011	2010-2011	[2]	Forecast Growth %
BUDGETARY REVENUE
Own-source revenue	3 961		4 540	43 487		45 973	51 124		6.5
Federal transfers	1 309		1 311	13 953		14 124	15 451		1.9
Total	5 270		5 851	57 440		60 097	66 575		5.4
BUDGETARY EXPENDITURE
Program spending including FINESSS[3]	- 4 397		- 4 731	- 54 483		- 56 272	- 63 499		3.1
Debt service	- 499		- 570	- 5 546		- 6 271	- 6 934		13.4
Total	- 4 896		- 5 301	- 60 029		- 62 543	- 70 433		4.0
NET RESULTS OF CONSOLIDATED ENTITIES[4]	- 88		- 43	220		702	690		—
Contingency reserve							- 300		—
SURPLUS (DEFICIT)	286		507	- 2 369		- 1 744	- 3 468		—
BALANCED BUDGET ACT
Generations Fund[5]	- 74		- 102	- 641		- 663	- 732		—
Stabilization reserve[6]	—		—	433		—	—		—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	212		405	- 2 577		- 2 407	- 4 200		—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly expenditure allocation rates used by the Ministère de l’Éducation, du Loisir et du Sport for its networks.

2

For comparison purposes, budgetary revenue and expenditure are shown according to the structure of the 2010-2011 Budget. See 2011-2012 Budget Plan on page A.18 for program spending and on pages C.11 and C.70 for own-source revenue.

3	Including expenditures of the Fund to Finance Health and Social Services Institutions. The forecast for the year amounts to $180 million.
4	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
5	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
6	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at February 28, 2011

Budgetary balance

❑           For the period from April 2010 to February 2011, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.4 billion.

Budgetary revenue

❑            As at February 28, 2011, budgetary revenue amounts to $60.1 billion, $2.7 billion more than as at February 28, 2010.

—           Own-source revenue stands at $46 billion, $2.5 billion more than last year.

—           Federal transfers amount to $14.1 billion, up $171 million compared to February 28, 2010.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $62.5 billion, an increase of $2.5 billion, or 4.2%, compared to last year.

—           For the first eleven months, program spending rose $1.8 billion, or 3.3%, and stands at $56.3 billion. The growth forecast for 2010-2011 in the budget last March 17 is 3.1% on a comparable basis.1

–                 The most significant changes are in the Health and Social Services ($644 million), Education and Culture ($515 million) and Economy and Environment ($259 million) missions.

—           Debt service amounts to $6.3 billion, up $725 million or 13.1% compared to last year.

Consolidated entities

❑            As at February 28, 2011, the net results of consolidated entities show a surplus of $702 million.

—           Revenue dedicated to the Generations Fund amounts to $663 million.

Net financial requirements

❑            As at February 28, 2010, consolidated net financial requirements stand at $5.8 billion, a decrease of $1.6 billion compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

1 See page A.18 of the 2011-2012 Budget Plan.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February				April to February
	2010	[1]	2011	Change	2009-2010	[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 961		4 540	579	43 487		45 973	2 486
Federal transfers	1 309		1 311	2	13 953		14 124	171
Total	5 270		5 851	581	57 440		60 097	2 657
BUDGETARY EXPENDITURE
Program spending including FINESSS	- 4 397		- 4 731	- 334	- 54 483		- 56 272	- 1 789
Debt service	- 499		- 570	- 71	- 5 546		- 6 271	- 725
Total	- 4 896		- 5 301	- 405	- 60 029		- 62 543	- 2 514
NET RESULTS OF CONSOLIDATED ENTITIES	- 88		- 43	45	220		702	482
SURPLUS (DEFICIT)	286		507	221	- 2 369		- 1 744	625
Consolidated non-budgetary surplus (requirements)	498		315	- 183	- 5 041		- 4 065	976
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	784		822	38	- 7 410		- 5 809	1 601

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Revenue by source	2010	2011	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 559	1 589	1.9	16 318	17 201	5.4
Contributions to Health Services Fund	436	471	8.0	5 183	5 354	3.3
Corporate taxes	258	625	1 42.2	2 908	3 172	9.1
Consumption taxes	864	908	5.1	12 487	13 461	7.8
Other sources	241	322	33.6	2 304	2 586	12.2
Total own-source revenue excluding government enterprises	3 358	3 915	16.6	39 200	41 774	6.6
Revenue from government enterprises	603	625	3.6	4 287	4 199	- 2.1
Total own-source revenue	3 961	4 540	14.6	43 487	45 973	5.7
Federal transfers
Equalization	696	713	2.4	7 658	7 840	2.4
Health transfers	342	363	6.1	3 807	3 946	3.7
Transfers for post-secondary education and other social programs	134	124	- 7.5	1 327	1 331	0.3
Other programs	137	111	- 19.0	1 161	1 007	- 13.3
Total federal transfers	1 309	1 311	0.2	13 953	14 124	1.2
BUDGETARY REVENUE	5 270	5 851	11.0	57 440	60 097	4.6

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	February				April to February
Expenditures by mission	2010	[1]	2011	Change %	2009-2010	[1]	2010-2011	Change %
Program spending including FINESSS
Health and Social Services	1 998		2 035	1.9	24 623		25 267	2.6
Education and Culture	1 130		1 224	8.3	13 771		14 286	3.7
Economy and Environment	453		582	28.5	6 537		6 796	4.0
Support for Individuals and Families	469		500	6.6	5 188		5 325	2.6
Administration and Justice	347		390	12.4	4 364		4 598	5.4
Total program spending	4 397		4 731	7.6	54 483		56 272	3.3
Debt service	499		570	14.2	5 546		6 271	13.1
BUDGETARY EXPENDITURE	4 896		5 301	8.3	60 029		62 543	4.2

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.